EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Investor Contact:
John T. McClain, Chief Financial Officer
Jones Apparel Group
(212) 642-3860

Media Contacts:
Joele Frank and Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Robert L. Mettler and Margaret H. Georgiadis Elected
To the Jones Apparel Group, Inc. Board of Directors

New York, New York - February 2, 2009 - Jones Apparel Group, Inc. (NYSE:JNY) today announced that Robert L. Mettler and Margaret H. Georgiadis have been elected to the Jones Apparel Group, Inc. Board of Directors.

Mr. Mettler retired from Macy's, Inc. at the end of last month, where he had been serving the past year as President for Special Projects, reporting to Macy's chief executive officer. Prior to taking on that assignment, he was President and Chief Operating Officer and then Chairman and Chief Executive Officer of Macy's West from 2000 to 2008. His tenure at Macy's West was marked by the elevation of that business to be among the most fashionable and successful of the better department store groups in the United States. Prior to joining Macy's, Mr. Mettler served in several very senior capacities with Sears, Roebuck & Co., and the former May Company and Allied Stores Corporation.

Mr. Mettler serves as a Trustee of the University of Virginia, and is on the Board of the National Jewish Medical and Research Center in Denver, the Retail Advisory Board at the University of Santa Clara and the Board of Governors of the San Francisco Symphony.

Ms. Georgiadis was most recently Executive Vice President of Card Products and Chief Marketing Officer, and a member of the Executive Committee of Discover Financial Services. She was responsible for all card products and services in the United States, and played a key role in driving the overall strategy of Discover, with responsibility for the Discover brand. Prior to joining Discover in 2004, she was a Partner at McKinsey & Company in the London and Chicago offices, where she was a co-leader of the Marketing and Retail practices, and co-founded and led the Customer Acquisition and Management and Retail Marketing practices.

Ms. Georgiadis recently became a Principal of Synetro Capital, LLC, a private investment firm based in Chicago, focused on building new businesses and helping fund and revitalize the growth of mature businesses. She also serves on the Board of Directors of North Shore University Health Systems, a leading academic health care system in Northern Illinois, the Music Institute of Chicago, The Chicago Network, and the Chief Marketing Officer Council.

J. Robert Kerrey, Presiding Director, and Sidney Kimmel, Chairman of the Board, commented: "On behalf of the Jones Apparel Group Board of Directors and the entire management team, we want to welcome Bob Mettler and Margo Georgiadis. Each brings a wealth of experience, both from within our industry and beyond, that is very complimentary to the backgrounds of our existing Board members."

Including Mr. Mettler and Ms. Georgiadis, seven of the ten directors are deemed to be independent directors under the Company's Director Independence Standards, which appear on the Company's website, www.jonesapparel.com (under the "Our Company - Corporate Governance" caption).

Jones Apparel Group, Inc. (www.jonesapparel.com) is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through its chain of specialty retail and value-based stores. The Company's nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation, footwear under the Dockers Women brand licensed from Levi Strauss & Co., and apparel under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Anne Klein New York, Nine West, Gloria Vanderbilt, l.e.i. and Evan-Picone, with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.